EXHIBIT 11

                   SPARTECH CORPORATION AND SUBSIDIARIES
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                   (In thousands, except per share data)

                                 QUARTER ENDED      NINE MONTHS ENDED
                                Aug. 2,    Aug. 3,  Aug. 2,   Aug. 3,
                                 2003      2002      2003      2002
                                --------   -------   -------   -------

NET EARNINGS
  Basic net earnings            $  8,147 $  11,486  $ 24,846  $ 25,422
  Add:  Distributions on
   Preferred Securities,
   net of tax                          -     1,614         -         -
                                --------   -------   -------   -------
  Diluted net earnings          $  8,147 $  13,100  $ 24,846  $ 25,422
                                ========  ========   =======   =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING
  Basic weighted average common
   shares outstanding             29,267    28,724    29,250    27,447
  Add:  Shares issuable from
   assumed conversion of
   Preferred Stock                     -     4,578         -         -
  Add:  Shares issuable from
   assumed exercise of options       355       588       280       537
                                --------   -------   -------   -------
  Diluted weighted average
   shares outstanding             29,622    33,890    29,530    27,984
                                ========  ========   =======   =======

NET EARNINGS PER SHARE

  Basic                         $    .28  $    .40  $    .85  $    .93
                                ========  ========   =======   =======
  Diluted                       $    .28  $    .39  $    .84  $    .91
                                ========  ========   =======   =======